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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144


 AIG REPORTS ITEMS TO BE INCLUDED IN FOURTH QUARTER AND FULL YEAR 2004 EARNINGS

NEW YORK, February 1, 2005 - American International Group, Inc. (AIG) reported today that its fourth quarter and full year 2004 earnings will include the following items:

     - AIG will record a net after-tax charge of $126.9 million, or $0.05 per share, in connection with late reported losses from the third quarter hurricanes and typhoons. The charge is a result of the magnitude of damage from a rapid succession of storms and the shortages in labor and materials required for an efficient and timely rebuilding effort in Florida and other areas impacted by the storms. In the third quarter of 2004, AIG reported $512.2 million in net after-tax catastrophe losses from hurricanes and typhoons.

     - AIG will also record a net after-tax charge of $43.6 million, or $0.02 per share, from the South Asian earthquake and tsunamis.

     - As previously reported on November 30, 2004, AIG reached a final settlement with the Securities and Exchange Commission, the United States Department of Justice and the United States Attorney for the Southern District of Indiana with respect to issues arising from certain transactions with Brightpoint, Inc., The PNC Financial Services Group, Inc. and related matters. In connection with this settlement, AIG will record an after-tax charge of $53.0 million, or $0.02 per share.

     AIG will release its fourth quarter and 2004 earnings on Wednesday, February 9, 2005. On that date, AIG Chairman M.R. Greenberg will host a conference call for investors at 9:00 AM EST that also will be broadcast live over the Internet. The audio webcast of the conference call can be accessed at:

                               www.aigwebcast.com

         The call will be archived at the same URL through Wednesday, February 23, 2005.

         This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                      # # #

         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270